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                                EXHIBIT 4.C8

                  AMENDMENT NUMBER NINE TO CREDIT AGREEMENT
       AND AMENDMENT TO REVOLVING LINE NOTES AND OPERATING LINE NOTES

                                 Background

          This Amendment Number Nine to Credit Agreement and Amendment to Revolving Line Notes and Operating Line Notes ("Amendment") amends (a) the Credit Agreement dated July 31, 1991, originally among United Grocers, Inc. as Borrower, Seattle-First National Bank, United States National Bank of Oregon, and Security Pacific Bank Oregon as Banks, and Seattle-First National Bank as Agent, as previously amended by eight amendments, the most recent of which was dated February 22, 1994 (the original Credit Agreement as so amended is hereafter referred to as the "Agreement"), and (b) those certain "Revolving Line Notes" and "Operating Line Notes", as such terms are defined in the Agreement and have been previously amended.

          Capitalized terms used, but not defined, in this Amendment will have the meaning given in the Agreement.

                                 Agreements

          For good consideration, receipt of which is hereby acknowledged by each of the undersigned parties, the parties agree as follows:

          1.   Amendments to Agreement.

               a. Section 1.01 is amended to change the definition of "Maturity Date" to read as follows:

          Maturity Date means the following:

                (i)with respect to the Overnight Loans, April 30, 1995;

           (ii) with respect to the Operating Loans, April 30, 1995; and

          (iii) with respect to the Revolving Loans, April 30, 1996.

           b. Section 1.01 is amended to change (i) the definition of "Total Commitments" to $75,000,000, (ii) the definition of "Total Operating Line Commitment" to $37,500,000, and (iii) the definition of "Total Revolving Line Commitment" to $37,500,000.

           c.   Section 4.01 is amended to read as follows:

           4.01 The Revolving Line Commitments. The Revolving Line Banks each severally agree on the terms and conditions of this Agreement to make Advances (the "Revolving Advances") in the principal amount equal to 50% of the Total Revolving Line Commitment (such Bank's "Revolving Line Commitment") available to Borrower from time to time on any Banking Day during the period beginning on the Effective Date and ending on the earlier of the Maturity Date, or the termination of the Commitment pursuant to Section 9.01 (the "Revolving Line Commitment Period").

           As this Commitment is for a revolving line of credit, Borrower may receive Advances, repay them, and receive additional Advances at all times until the applicable Maturity Date as long as the aggregate of the Revolving Advances outstanding at any one time from the Revolving Line Banks does not exceed the Total Revolving Line Commitment, and no Default or Incipient Default shall have occurred. All Revolving Advances shall be made by the Revolving Line Banks through Seafirst, as agent, pro rata in the same proportion that the Revolving Line Banks' respective Revolving Line Commitments bear to the Total Revolving Line Commitment, and all repayments shall be made through Seafirst, as agent, in accordance with Section 6.11. In no event shall any Bank be required to have aggregate Revolving Advances outstanding at any one time in excess of its Revolving Line Commitment.

           d.   Section 4.02 is amended to read as follows:

           4.02 The Operating Line Commitments. The Operating Line Banks severally agree, on the terms and conditions of this Agreement, to make Advances (the "Operating Advances") in the principal amount equal to 50% of the Total Operating Line Commitment (such Bank's "Operating Line Commitment") available to Borrower from time to time on any Banking Day during the period beginning on the Effective Date and ending on the earlier of the Maturity Date, or the termination of the Commitment pursuant to Section 9.01 (the "Operating Line Commitment Period").

           As this Commitment is for a revolving line of credit, Borrower may receive Advances, repay them, and receive additional Advances at all times until the applicable Maturity Date as long as the aggregate of the Operating Advances outstanding at any one time from the Operating line Banks does not exceed the Total Operating Line Commitment, and no Default or Incipient Default shall have occurred. All Operating Advances shall be made by the Operating line Banks through Seafirst, as agent, pro rata in the same proportion that the Operating line Banks' respective Operating Line Commitments bear to the Total Operating Line Commitment, and all repayments shall be made through Seafirst, as agent, in accordance with Section 6.11. In no event shall any Bank be required to have aggregate Operating Advances outstanding at any one time in excess of its Operating Line Commitment.

           e. Fixed Charge Coverage. Section 7.10 of the Agreement is amended to change the required minimum "Fixed Charge Coverage" ratio to 1.4 to 1.0.

           f. Minimum Capital and Subordinated Debt. Section 7.12 of the Agreement is amended to change the required minimum "Subordinated Debt and Members' Equity" to $70,000,000.

      2. Amendment of Revolving Line Notes. The Amended and Restated Revolving Line Notes dated April 20, 1993, for Seafirst and for U.S. Bank are hereby amended to change their respective maximum dollar amounts to the following amounts:

      Lender                   Maximum Note Amount

      Seafirst                 $18,750,000.00
      U.S. Bank                $18,750,000.00

      Total                    $37,500,000.00

      3. Amendment of Operating Line Notes. The Amended and Restated Operating Line Notes dated April 20, 1993, for Seafirst and for U.S. Bank are hereby amended to change their respective maximum dollar amounts to the following amounts:

      Lender                   Maximum Note Amount

      Seafirst                 $18,750,000.00
      U.S. Bank                $18,750,000.00

      Total                    $37,500,000.00

      4. Counterparts; Effect. This Amendment may be executed in multiple counterparts, which when taken together shall be considered a single original. Except as specifically amended by this Amendment or prior amendments, all other terms, conditions, and definitions of the Agreement and the Notes shall remain in full force and effect.

      DATED as of the 30th day of April, 1994.

Borrower:                           Banks:

UNITED GROCERS, INC.           SEATTLE-FIRST NATIONAL BANK


By Alan C. Jones               By ___________________________

Title President                Title ________________________

                               UNITED STATES NATIONAL BANK
                               OF OREGON
By John W. White

Title Vice President

                               By ___________________________

                               Title ________________________

                               Agent:

                               SEATTLE-FIRST NATIONAL BANK


                               By ___________________________

                               Title ________________________